Exhibit 99.1

PRESS RELEASE www.corescientific.com

Core Scientific Announces June Updates

•	Operating over 180,000 owned and colocated ASIC servers

•	Produced 1,106 self-mined bitcoins

•	Daily self-mining increased by 14% from June 1 (34.8) to June 30 (39.8)

•	Second quarter earnings release and conference call scheduled for August 11, 2022

AUSTIN, Texas, July 5, 2022 – Core Scientific, Inc. (NASDAQ: CORZ) (“Core Scientific” or “the Company”), a leader in high-performance blockchain data centers and software solutions, today announced production and operational updates for June 2022.

“Throughout June we continued to add data center capacity, grow our self-mining assets and deploy additional colocated ASIC servers for our customers,” said Mike Levitt, Core Scientific Chief Executive Officer. “Our industry is enduring tremendous stress as capital markets have weakened, interest rates are rising and the economy deals with historic inflation. Our company has successfully endured downturns in the past, and we are confident in our ability to navigate the current market turmoil.”

“We are working to strengthen our balance sheet and enhance liquidity to meet this challenging environment, and continue to believe that we will be operating in excess of 30 EH/s in our data centers by year end 2022. We remain focused on executing our plan, while taking advantage of distressed opportunities that may arise. We look forward to updating our shareholders in more detail during our regularly scheduled earnings conference call planned for August 11,” Mr. Levitt added.

Data Centers

Data centers owned and operated by the Company in Georgia, Kentucky, North Carolina and North Dakota continued to operate as expected. The Company now has multiple facilities operational in Texas. Significant future development is planned for Texas and Oklahoma in 2022.

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Core Scientific June Update - 2

As of month-end, the Company operated more than 180,000 ASIC servers, representing 17.9 EH/s, in its data centers.

Self-Mining

Core Scientific’s self-mining operations produced 1,106 bitcoins in June, averaging 36.9 bitcoins per day, a slight increase from the prior month. Bitcoin production benefitted from server deployments during the month, but production advances were limited by a substantial increase in curtailment activity. Daily production increased by approximately 14% during the month of June, from 34.8 bitcoins on June 1 to 39.8 bitcoins on June 30.

At month end the Company operated a self-mining fleet of approximately 103,000 ASIC servers, producing 10.3 EH/s. The Company expects to deploy approximately 70,000 additional self-mining ASIC servers over the next six months. Approximately 90% of the cost of the additional servers has already been paid.

As of June month end, self-mining accounted for approximately 57% of the Company’s data center capacity and digital asset mining operations.

Colocation Services

In addition to its self-mining fleet, as of June 30, 2022, Core Scientific provided data center colocation services, technology and operating support for approximately 79,000 customer owned ASIC servers generating 7.6 EH/s. Colocated EH/s declined slightly from May to June as a result of the Company’s long-planned acquisition of Argo’s ASIC servers that were colocated in the Company’s data centers.

As of June month end, colocation services accounted for approximately 43% of the Company’s data center capacity and digital asset mining operations. Inquiries for colocation services continue to exceed the Company’s available infrastructure.

Bitcoin Sales

During the month of June, the Company sold 7,202 bitcoins at an average price of approximately $23,000 per bitcoin for total proceeds of approximately $167 million. As of June 30, 2022, the Company held 1,959 bitcoins and approximately $132 million in cash on its balance sheet.

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Core Scientific June Update - 3

Proceeds from bitcoin sales in June were primarily used for payments for ASIC servers, capital investments in additional data center capacity and scheduled repayment of debt. The Company will continue to sell self-mined bitcoins to pay operating expenses, fund growth, retire debt and maintain liquidity.

Grid Support

In the month of June, the Company powered-down a portion of its data center operations for a total of 2,472 megawatt hours. Core Scientific works with the communities and utility companies in which it operates to enable and ensure electrical grid stability.

Second Quarter 2022 Earnings Release and Conference Call

The Company plans to release second quarter 2022 earnings results and hold its earnings conference call on August 11, 2022. At that time, the Company will provide additional details regarding its financial performance, operations, liquidity and outlook for the full fiscal year 2022.

ABOUT CORE SCIENTIFIC

Core Scientific is one of the largest publicly traded blockchain data center providers and miners of digital assets in North America. Core Scientific has operated blockchain data centers in North America since 2017, using its facilities and intellectual property portfolio for colocated digital asset mining and self-mining. Core Scientific operates data centers in Georgia, Kentucky, North Carolina, North Dakota and Texas, and expects to commence operations in Oklahoma in the second half of 2022. Core Scientific’s proprietary Minder® fleet management software combines the Company’s colocation expertise with data analytics to deliver maximum uptime, alerting, monitoring and management of all miners in the Company’s network. To learn more, visit http://www.corescientific.com.

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Core Scientific June Update - 4

FORWARD LOOKING STATEMENTS AND EXPLANATORY NOTES

This press release includes “forward-looking statements’’ within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, those related to the Company’s ability to scale and grow its business, source clean and renewable energy, the advantages and expected growth of the Company, future estimates of revenue, net income, adjusted EBITDA, total debt, free cash flow, liquidity and future financing availability, future estimates of computing capacity and operating capacity, future demand for colocation capacity, future estimate of hashrate (including mix of self-mining and colocation) and operating gigawatts, future projects in construction or negotiation and future expectations of operation location, orders for miners and critical infrastructure, future estimates of self-mining capacity, the public float of the Company’s shares, future infrastructure additions and their operational capacity, and operating capacity and site features of the Company’s operations and planned operations in Texas and Oklahoma. These statements are provided for illustrative purposes only and are based on various assumptions, whether or not identified in this press release, and on the current expectations of the Company’s management. These forward-looking statements are not intended to serve, and must not be relied on by any investor, as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including those identified in the Company’s reports filed with the U.S. Securities & Exchange Commission, and if any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Core Scientific June Update - 5

Month over month comparisons are based on the combined results of Core Scientific and its acquired entities and are unaudited.

Core Scientific provides this and any future similar unaudited updates to provide shareholders with visibility into the Company’s results and progress toward previously announced capacity and operational projections.

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CONTACTS

Investors:

Steven Gitlin

ir@corescientific.com

Media:

press@corescientific.com

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